Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of HeartBeam, Inc. on Form S-8 (File No. 333-261430 and 333-266114) and on Form S-3 (File No. 333-269520) of our report dated March 16, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of HeartBeam, Inc. as of and for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K of HeartBeam, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

East Hanover, NJ
March 16, 2023